Exhibit 99

NEW JERSEY MINING COMPANY News Release January 20, 2015 Ref: 02-2015 OTC: NJMC

New Jersey Mining Company Mills First Ore

from the New Golden Chest Mine

COEUR D'ALENE, Idaho, Jan. 20, 2015 (GLOBE NEWSWIRE) -- New Jersey Mining Company (OTCQB:NJMC) (“NJMC” or the “Company”) today announced the commencement of production from the Golden Chest Mine and gold concentrate production from its New Jersey Mill in Idaho.

After completing the initial underground development (main haulage drift, secondary escapeway, and ventilation raise), Juniper Mining (“Juniper”), operator of the Golden Chest Mine, produced the first ore in November and began delivering ore to the New Jersey Mill in mid-December. Since that time, the mill has processed approximately 3,500 tons of ore, steadily building towards design capacity of 400 tons per day. The first concentrate shipment will depart for the smelter in early February. As expected, gold recovery to concentrate has averaged about 94 percent.

Patrick Highsmith, NJMC’s President and CEO, marked the occasion with the following comments, “We believe New Jersey Mining is unique among its peer group for the diversity of our talent and assets, as evidenced by today’s news. We are thrilled to be producing gold concentrate from the Golden Chest Mine, delivering for our shareholders during a period of very challenging market conditions for our industry.”

Small Mine Development Corporation, Juniper’s underground mining contractor, is utilizing a modern rubber-tire fleet, cut-and-fill mining methods, and 14 by 14-foot development drifts at the Golden Chest. The stopes mined thus far were at the very top of the Skookum Shoot. The ore processed at the mill in December and early January averaged 0.12 ounces of gold per ton (opt) (4.10 grams per tonne (gpt)). While that is lower than the average grade of the Skookum Shoot Deposit, which is estimated at 0.32 opt gold (11 gpt)1, much of that mineralized mineral came as an addition to the original mine plan. Juniper expects to mine approximately 140,000 tons of material grading 0.32 opt over the next 16 months.1

NJMC commissioned the upgraded mill in November (See Company news release dated November 12, 2014) and used the time prior to start-up to complete operator training. The mill encompasses crushing, grinding, gravity, and floatation circuits, augmented by paste tailings disposal, concentrate leach, and filtration capabilities. The entire milling circuit is fully operational; and the gradual mill ramp-up has facilitated a number of hardware and system adjustments that will help ensure a smooth transition to full production.

The milling agreement between NJMC and Juniper provides for a 3-month ramp-up period, during which both groups will accelerate production towards design capacity. Mine production is currently constrained by back-filling operations on the upper levels, but Juniper reports that it will accelerate considerably in February.

Mr. Highsmith concluded, “Our team has done a tremendous job preparing the mill for start-up. Gold recovery has been excellent and all indications are that we are ready to run at full throttle in February. Project start-ups are always exciting, but it was particularly rewarding see the quality development and professionalism on display during our visit to the Golden Chest Mine last week.”

Visit the NJMC website (http://www.newjerseymining.com) to see photos and videos from the Golden Chest Mine and New Jersey Mill.

In September 2013, Golden Chest LLC leased the Skookum Shoot area to Juniper Resources LLC, granting it the exclusive right to conduct exploration, feasibility work, development, mining and processing minerals on the leased premises for 39 months. Juniper Resources subsequently assigned the lease to affiliate company Gold Hill Reclamation and Mining Inc. Juniper Mining Inc. operates the Golden Chest Mine on behalf of Gold Hill.

About New Jersey Mining Company

New Jersey Mining Company is headquartered in north Idaho where it built and is the majority-owner and operator of a fully-permitted, recently-upgraded, 400-ton per day flotation mill and concentrate leach plant. The Company is manager and 47.88-percent owner of Golden Chest LLC, which owns the Golden Chest Mine, an historic lode gold producer on patented claims near Murray, Idaho. Golden Chest LLC leased the Skookum Shoot area to Gold Hill Reclamation and Mining Inc. NJMC is processing Golden Chest ore at its New Jersey Mill, generating cash through milling fees and a 2-percent NSR royalty on gold production that is forecast to continue through mid-2016.

The Company's common stock trades on the OTC Market under the symbol "NJMC."

CONTACT: For more information on New Jersey Mining Company, please contact:

         Patrick Highsmith, President and Chief Executive Officer

         Email: phighsmith@newjerseymining.com

Forward Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.

Such factors include, among others, the risk that anticipated production levels are not attained, the risk that Juniper’s internal engineering studies are incorrect, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

1 - These figures are derived from Juniper Mining’s internal engineering studies. The reader is advised that NJMC derives no direct income or value from the mine apart from milling fees and its share of the 2% NSR royalty. The data herein are provided for informational purposes only.